Exhibit 10.14
OPTION TO PURCHASE REAL ESTATE
     This option made and entered by and between Nelson E. Bateman, 5589 E. State Road 32, Union City, IN 47390, hereinafter referred to as SELLER, and Cardinal Ethanol, LLC, 2 OMCO Square, P.O. Box 501, Winchester, Indiana 47394, hereinafter referred to as BUYER, WITNESSETH:
     SELLER owns the real estate described at Exhibit “A” attached hereto and incorporated herein by reference.
     SELLER desires to grant BUYER an option to purchase the real estate described at Exhibit “A”.
     For and in consideration of the sum of Five Thousand ($5,000.00) Dollars paid to SELLER by BUYER, receipt of said sum being acknowledged by SELLER with the execution of this option, SELLER gives and grants to BUYER the exclusive option, under the following terms and conditions, to purchase the real estate described at Exhibit “A”, said real estate to be surveyed, together with the buildings and all improvements thereon, the real estate described at Exhibit “A” as surveyed, together with the buildings and improvements thereon, hereinafter referred to as PROPERTY.
     1. Term of Option. Buyer shall exercise this option on or before April 1, 2007. BUYER may extend the time to exercise this option to October 1, 2007, provided on or before April 1, 2007, BUYER gives to SELLER written notice of BUYER’S desire to extend the time to exercise this option and pays to SELLER an additional Two Thousand Five Hundred ($2,500.00) Dollars. BUYER may extend the time to exercise this option to April 1, 2008, provided on or before October 1, 2007, BUYER gives to SELLER written notice of BUYER’S desire to extend the time to exercise this option and pays to BUYER an additional Five Thousand ($5,000.00) Dollars. If BUYER has not exercised this option on or before April 1, 2007, or on or before the extension date, this option shall terminate, be of no further force and effect, and SELLER shall be entitled to keep all sums paid under this agreement.
     2. Exercise of Option. This option may be exercised by giving written notice to SELLER, at SELLER’S address as set forth above, by certified mail, return receipt requested or by personal service, on or before midnight of April 1, 2007, or on or before midnight of the extension date.
     3. Purchase Price. The purchase price for the PROPERTY shall be Nine Thousand ($9,000.00) Dollars per surveyed acre except for an approximate two and one-half acre tract on which is situate certain improvements. The purchase price for the two and one-half acre tract shall be an additional One Hundred Thousand ($100,000.00) Dollars which price shall be allocated as follows: Grain Bin – Five Thousand ($5,000.00) Dollars; Buildings – Fifty Thousand ($50,000.00) Dollars; Land – Forty-Five Thousand ($45,000.00) Dollars. If BUYER, in BUYER’S sole discretion, determines that the two and one-half acre tract is not necessary for BUYER’S project, such tract shall remain the property of SELLER and the purchase price shall not include the ONE Hundred Thousand ($100,000.00) Dollars. If BUYER, in BUYER’S sole discretion, determines that the two and one-half acre tract is necessary for BUYER’S project, but such improvements are not necessary for BUYER’S project, BUYER shall include such improvements in the lease with SELLER pursuant to paragraph 11 without any increase in the lease price. However, if such tract is included in the lease, and BUYER, in BUYER’S sole discretion, determines that such tract is required for BUYER’S project during the lease period, the lease shall immediately terminate as to such tract and SELLER shall be given a reasonable time to remove SELLER’S property for said tract.
     Any Sum paid for this option and extension thereof shall be deducted form the purchase price.
     4. Survey. At any time after the execution of this option and during the option period or after the exercise of this option, BUYER shall cause an ALTA/ACSM survey of the PROPERTY. The entire cost of the survey shall be paid by the BUYER. BUYER shall have fourteen (14) days after the delivery of said survey to object to any material matter disclosed by the Survey. SELLER shall be able to cure any matter objected to by BUYER on or before fifteen (15) days prior to closing. In the event SELLER is unable to cure any material matter disclosed by the survey and objected to by BUYER, this agreement shall become null and void and all sums paid by BUYER to SELLER under this option shall be retained by SELLER.
     5. Deed. Upon payment in full by BUYER to SELLER of the purchase price as herein stated, SELLER agrees to convey the PROPERTY to BUYER by warranty deed, which warranty deed will convey the PROPERTY to the BUYER free and clear of any and all liens and encumbrances except easements and restrictions of record acceptable to BUYER, real estate taxes and assessments, those liens and encumbrances that may possibly attach to the PROPERTY by reason of the acts of omission or commission of the BUYER, and those liens and encumbrances as herein set forth and specified.
     6. Property Taxes. SELLER shall pay all installments of property taxes which become due prior to Closing. BUYER shall pay all installments of property taxes which become due after the Closing.
     7. Evidence of Title. At any time after the execution of this option and during the option period or after the exercise of this option, BUYER may request a commitment for title insurance to be issued by a title company acceptable to BUYER certified to a date within thirty (30) days of delivery to BUYER, showing merchantable title to the PROPERTY in the name of SELLER. The cost of the commitment shall be paid by BUYER. BUYER shall have fourteen (14) days after the delivery of said commitment for title insurance to notify SELLER of the acceptance of title or of any material defects therein. It is agreed by SELLER and BUYER that the following shall not be considered material defects in title: easements, covenants and restrictions of record acceptable to BUYER; real estate taxes and assessments; liens and encumbrances as set forth and mentioned in this agreement; any liens and encumbrances that may possibly attach to the PROPERTY by reason of the acts of omission or commission of the BUYER; and those liens and encumbrances that will be paid at the time of closing. SELLER shall be able to cure any material defects in title on or before fifteen (15) days prior to closing. In the event SELLER is unable to cure said material title defects, this option shall become null and void and all sums paid by BUYER to SELLER under this option shall be retained by SELLER.
     On or before thirty (30) days after the closing of this transaction, a title insurance policy shall be delivered to BUYER which shall show merchantable title to the PROPERTY in the name of BUYER and show said real estate to be free and clear of any and all liens and encumbrances except as set forth above.
     8. Right of Inspection and Investigation. At any time after the execution of this option and during the option period or after the exercise of this option, BUYER shall have the right, at BUYER’S expense, to conduct such inspections and investigations of the PROPERTY as BUYER may desire at BUYER’S absolute discretion. BUYER shall pay to SELLER any damages caused by BUYER or BUYER’S agents, independent contractors, employees, or invitees for damages to the PROPERTY as a result of BUYER’S inspections or investigations. Damage to any bean crop growing on the PROPERTY shall be Three Hundred Fifty ($350.00) Dollars per acre. Damage to any corn crop growing on the PROPERTY shall be Four Hundred Twenty-five ($425.00) Dollars per acre. In the event BUYER’S inspections and investigations reveal that the PROPERTY is not satisfactory for BUYER’S purposes, such determination to be in BUYER’S sole and absolute discretion, this option shall become null and void and all sums paid by BUYER to SELLER under this agreement shall be retained by SELLER. BUYER shall make its best efforts to inform SELLER of the scheduling of such inspections and investigations and the progress of the decision making process in the determination of whether BUYER will exercise this option.
     9. Insurance. Within twenty (20) days of the signing of the option, BUYER shall provide evidence to SELLER that is has purchased insurance covering any damages caused by or on behalf of BUYER as a result of carrying out BUYER’S right of inspection set forth in paragraph 8 above.
     10. Permits to Allow Use of PROPERTY for BUYER’S Intended Purposes. At any time after the execution of this option, and during the option period, or after the exercise of this option, BUYER shall, at BUYER’S expense, pursue and obtain from all governmental authorities and nongovernmental entities, approvals which are necessary to permit the use of the PROPERTY for BUYER’S intended purposes. SELLER shall execute such documents as are necessary and shall assist BUYER to obtain such approvals. In the event BUYER cannot obtain such approvals, this agreement shall become null and void and all sums paid by BUYER to SELLER under this option shall be retained by SELLER.
     11. Lease to SELLER. In the event BUYER obtains title to the real estate, BUYER shall negotiate a cash rental lease with SELLER for that part of the tillable acreage of the PROPERTY not required by BUYER for BUYER’s intended use. Such lease shall contain the normal terms and provisions of a cash rental lease and the cash rent shall be One Hundred ($100.00) Dollars per tillable acre. The term of the lease shall end upon termination by SELLER. If BUYER elects to take possession of any of the real estate which it has leased to SELLER prior to the time that any growing crops are removed, BUYER shall pay damages for loss of crops to SELLER in accordance with the terms set forth in paragraph 8 above.
     12. Assignment. This option may not be assigned by BUYER to any individual, limited partnership, corporation or other entity unless the consent of the SELLER is first obtained in writing.
     13. Real Estate Agent. The parties agree that BUYER has no responsibility for the payment of any real estate agent or brokerage fees incurred in the sale of the PROPERTY.
     14. Recording. A memorandum of this option may be recorded in the public records of Randolph County, State of Indiana.
     15. Time. Time is of the essence of this option.

     16. Attorney’s Fees. After the exercise of this option by BUYER, in the event that either party shall fail or refuse to complete the transaction as provided for in this option, the non-prevailing party shall pay the prevailing party all reasonable expenses incurred by the prevailing party including, but not limited to, Attorney’s fees and Court costs, incurred by the prevailing party in any litigation, negotiation or transactions relating to, or arising out of, the enforcement of this option by the prevailing party.
     17. Expenses. SELLER shall pay the cost of deed preparation; the cost of curing title defects; and one-half of the settlement fee at closing up to Four Hundred ($400.00) Dollars. BUYER shall pay the cost of Title Insurance; the cost of any inspections of the real estate under paragraph 8; one-half (1/2) of the settlement fee at closing up to Four Hundred ($400.00) Dollars; the balance of the settlement fee over Eight Hundred ($800.00) Dollars; and the entire costs of the survey. Any other costs of this transaction will be paid by the party incurring the same.
     18. Closing. This transaction shall close at the law office of Robert G. Cook, 116 E. Washington Street, Winchester, IN 47394, or such other place as may be agreed upon by the parties, sixty days after the conditions of paragraphs 4, 7, 8, and 10 have been met. Provided, that this transaction shall, in any event, close no later than six (6) months after the date the option is exercised.
     19. SELLER’S Default. After the exercise of this option by Buyer, in the event that SELLER shall refuse or fail to complete the transaction as provided for in this option, SELLER shall pay to BUYER all sums paid to SELLER under this option and this option shall be considered null and void or, at the option of BUYER, BUYER may pursue such remedies as are available to BUYER at either law or equity.

     20. BUYER’S Default. After the exercise of this option by BUYER, in the event that BUYER shall refuse or fail to complete the transaction as provide for in this option, SELLER’S sole and only remedy shall be to retain all sums paid under this option as liquidated damages and this option shall be considered null and void.
     21. Severability. If any provision of this option is held invalid by a Court of competent jurisdiction, it shall be considered deleted from this option, but such invalidity shall not affect the other provisions that can be given effect without the invalid provisions.
     22. Entire Agreement. This option constitutes the entire agreement between the parties. This option shall not be amended except by written agreement signed by both parties.
     23. Headings. Headings or titles to said sections or paragraphs of this option are solely for the convenience of the parties and shall have no effect whatsoever on the interpretation of the provisions of this agreement.
     24. Law Governing. This option shall be governed by the laws of the State of Indiana.
     25. Authority. The undersigned person executing this agreement for and on behalf of BUYER represents and certifies that he is the President of BUYER and he has authority to execute this agreement for and on behalf of BUYER.
     26. Binding on Successors and Assigns. Provisions of this agreement will bind the successors and assigns of the respective parties.
     27. 1031 Exchange. The SELLER may assign all or any portion of tis rights and obligations under this agreement to any other person or entity for purposes of effectuating a like-kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended. The parties agree to cooperate and execute such documents as are reasonably necessary to effectuate such like-kind exchange provided BUYER incurs no additional liability, cost or expense. The parties further agree that the rights, obligations and representations contained in this agreement shall extend to the benefit of and be enforceable by the assignor not withstanding any such assignment.
     IN WITNESS WHEREOF, SELLER has caused this option to be executed this 22nd day of March, 2006, and BUYER has caused this option to be executed this 22nd day of March, 2006.

Cardinal Ethanol, LLC

/s/ Nelson E. Bateman	By:	/s/ Troy A. Prescott

Nelson E. Bateman		Troy A. Prescott
President

SELLER		BUYER

State of Indiana,

County of Randolph, SS:
     Personally appeared before me, the undersigned Notary Public in and for Wayne County, State of Indiana, this 22nd day of March, 2006, Nelson E. Bateman, and acknowledged the execution of the foregoing instrument.

Witness my hand and official seal.

/s/ Robert G. Cook

Notary Public
Printed Name: Robert G. Cook

County of Residence: Wayne

My Commission Expires:

October 28, 2007

State of Indiana,
County of Randolph, SS:
     Personally appeared before me, the undersigned Notary Public in and for Wayne County, State of Indiana, this 22nd day of March, 2006, Troy A. Prescott, personally known to me to be President of Cardinal Ethanol, LLC, and after first being duly sworn upon his oath, acknowledged the execution of the above and foregoing instrument for and on behalf of Cardinal Ethanol, LLC and stated that the representations contained herein are true.

/s/ Robert G. Cook

Notary Public
Printed Name: Robert G. Cook

County of Residence: Wayne

My Commission expires:

October 28, 2007

This instrument prepared by Robert G. Cook, Attorney, Winchester, IN

The following described real estate situate in Jay County, Indiana, to-wit:
The Southeast Quarter of Section 17, Township 20 North, Range 15 East, and all of the Southwest Quarter of the Northeast Quarter of said Section 17, Township and Range aforesaid, lying South of the right-of-way of the Cleveland, Cincinnati, Chicago and St. Louis Railroad Company, containing 177.25 acres, more of less; also,
Commencing at the Southeast corner of the Northeast Quarter of Section 17, Township 20 North, Range 15 East, and running thece North to the South line of the right-of-way of the Cleveland, Cincinnati, Chicago and St. Louis Railroad; thence in a southwesterly direction along the South line of said right-of-way to the West line of the East half of the Northeast Quarter of said Section 17; thence South along said West line to the half section line; thence East on said half section line to the place of beginning, containing 27.25 acres, more or less.
Containing in all 204.50 acres, more or less, but subject to all legal highways, rights of way and other easements.
EXHIBIT “A”

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